Exhibit 99.1

Press Release

For Release:	For More Information Contact:
April 30, 2014	Patrick Oakes, Executive Vice President and Chief Financial Officer
919.627.6366, poakes@square1bank.com

SQUARE 1 FINANCIAL REPORTS FIRST QUARTER 2014 RESULTS
Durham, NC, April 30, 2014 - Square 1 Financial, Inc. (Nasdaq: SQBK) today announced results for the quarter ended March 31, 2014.
Consolidated net income available to common shareholders for the first quarter of 2014 was $7.8 million, or $0.31 per diluted share, compared to $3.3 million, or $0.14 per diluted share, for the first quarter of 2013 and $6.9 million, or $0.29 per diluted share, for the fourth quarter of 2013.
“Good credit performance, a favorable net interest margin, solid warrant income and focused expense management year to date drove our strong profitability for the quarter, and we are pleased to share these results following the successful completion of our initial public offering” said Douglas H. Bowers, President and Chief Executive Officer of Square 1 Financial. “We believe our venture firm and venture-backed company clients continue to welcome the choice we provide when selecting a relationship-driven banking partner.”
First Quarter Highlights
Highlights of the first quarter of 2014 include:

•	Increase in net income available to common shareholders of $4.5 million, or 136.5%, compared to the first quarter of 2013 and $0.9 million, or 13.2%, compared to the fourth quarter of 2013.

•	Return on average common equity of 16.34% and return on average assets of 1.33%.

•	Tangible book value per share of $9.26 as of March 31, 2014.

•
Average on-balance sheet deposits grew $535.7 million, or 33.2%, compared to the first quarter of 2013 and decreased $2.5 million, or 0.1%, compared to the fourth quarter of 2013. Average client investment funds grew $283.8 million, or 82.0%, compared to the first quarter of 2013 and grew $64.9 million, or 11.5%, compared to the fourth quarter of 2013.

•
Average loan balances grew $246.5 million, or 30.0%, to $1.1 billion and period-end loans increased $261.8 million compared to the first quarter of 2013. Average loans grew $16.3 million, or 1.5%, while period-end loans decreased $21.2 million compared to the fourth quarter of 2013 due to the seasonal nature of capital call lines to venture firm clients.

•	Net interest margin increased to 4.12% from 3.95% for the first quarter of 2013 and 3.96% for the fourth quarter of 2013.

•
Noninterest income increased $3.1 million, or 76.8%, compared to the first quarter of 2013 and $0.2 million, or 2.4%, compared to the fourth quarter of 2013, including warrant income of $2.2 million in the first quarter of 2013 compared to $0.2 million in warrant losses for the first quarter of 2013 and $0.5 million in warrant income for the fourth quarter of 2013.

•	Noninterest expense increased $2.6 million, or 19.6%, compared to the first quarter of 2013 and $0.5 million, or 3.1%, compared to the fourth quarter of 2013.

Earnings Summary
The increase in net income available to common shareholders compared to the first quarter of 2013 resulted from a $5.8 million increase in net interest income and a $3.1 million increase in noninterest income, partially offset by a $2.6 million increase in noninterest expense.
Net income available to common shareholders compared to the fourth quarter of 2013 was primarily impacted by a $1.0 million decrease in provision for loan losses and a $1.7 million increase in warrant income, largely offset by a $1.5 million decline in income from fees that are contingent upon customer success events, the impact of the $0.4 million gain from the purchase of Sand Hill Finance recorded in the fourth quarter of 2013, and $1.0 million in overall additional personnel expenses.
Net Interest Income and Margin (Fully Tax Equivalent Basis)
The information set forth below contains certain financial information determined by methods other than in accordance with GAAP. Net interest income and the net interest margin are presented on a fully taxable equivalent basis based on the federal statutory rate of 35% to consistently reflect income from taxable loans and securities and tax-exempt securities. See "Non-GAAP Financial Measures" section for a reconciliation of this non-GAAP measure to its most comparable GAAP measure.
For the first quarter of 2014, net interest income increased $6.2 million, or 35.7%, to $23.5 million compared to the first quarter of 2013. The increase in net interest income was primarily the result of our continued success in growing our loan portfolio and low cost deposits, along with higher yields on our investment portfolio driven by lower premium amortization on agency mortgage-backed securities and strategic changes in our investment portfolio mix. The increase in interest income included a $3.6 million, or 28.5%, increase in interest income on loans, a $1.4 million, or 43.7%, increase in interest income on taxable securities, and a $1.1 million, or 70.0%, increase in interest income on nontaxable securities. Deposit growth of $535.7 million, or 33.2%, supported a 30.0% increase in the average balance of our loan portfolio, a 28.0% increase in the average balance of taxable securities and 54.1% growth in the average balance of nontaxable securities. Interest expense of $0.3 million was largely flat, decreasing 3.6% from the first quarter of 2013 notwithstanding an increase in our average balance of deposits.
Net interest income for the first quarter of 2014 increased $0.3 million compared to the fourth quarter of 2013. An increase in investment interest income of $0.6 million from higher average balances and higher yields was partially offset by a decrease in loan interest income of $0.3 million from lower loan yields and two less days in the quarter.
For the first quarter of 2014 our net interest margin increased to 4.12% from 3.95% versus the same period in the prior year. This increase was due largely to our decision in 2013 to invest a greater percentage of interest-earning assets in higher yielding municipal bonds. An additional driver of the increase in our net interest margin was lower premium amortization on agency mortgage-backed securities resulting from slower prepayments, which was partially offset by a 7 basis point decline in the yield earned on our loan portfolio in response to competitive pressures in the current low rate environment. For the first quarter of 2014, our net interest margin increased to 4.12% from 3.96% for the fourth quarter of 2013. This increase was largely due to the higher utilization of excess cash in interest earning assets and lower premium amortization on agency mortgage-backed securities resulting from slower prepayments, partially offset by a 6 basis point decline in yield earned on our loan portfolio.
Noninterest Income
Noninterest income for the first quarter of 2014 was $7.1 million, an increase of $3.1 million, or 76.8%, compared to the first quarter of 2013 and was up $0.2 million compared to the fourth quarter of 2013. The increase in noninterest income compared to the first quarter of 2013 was primarily due to a $0.9 million increase in fees charged to customers driven by new customer growth and our ability to cross-sell these banking services, and $2.2 million in warrant income for the first quarter of 2014 compared to $0.2 million in losses for the first quarter of 2013, offset by $0.3 million less in gains from the sale of SBA loans.
The $0.2 million increase in noninterest income compared to the fourth quarter of 2013 was due to $1.7 million higher warrant income and a $0.4 million increase in foreign exchange fees income, largely offset by lower other noninterest income. The decrease in other noninterest income was driven by a $1.5 million decline in income from success fees that are typically volatile and are contingent upon customer success events, such as an acquisition, and the impact of a $0.4 million gain in the fourth quarter of 2013 on the purchase of Sand Hill Finance.
The $2.4 million and $1.7 million higher warrant income in the first quarter of 2014 compared to the first quarter of 2013 and the fourth quarter of 2013, respectively, was due to the volume of successful liquidity events, including IPOs, for the clients in which we had taken warrant positions and changes in the fair value of our equity warrant assets. These variances demonstrate the volatility of this income which is created, in part, by the erratic nature of public equity markets and their receptivity to IPOs. During the first of quarter 2014, we realized gains on monetized warrants held in two of our portfolio company clients that had IPOs as the respective lock-up periods for those securities expired, and we recognized unrealized gains on warrants held in five portfolio company clients that experienced IPOs during the period. The change in the fair value of our equity warrants portfolio resulted in unrealized income of $1.5 million for the first quarter of 2014 compared to an unrealized loss of $0.4 million in the first quarter of 2013 and $0.3 million unrealized income in the fourth quarter of 2013. As of March 31, 2014, the $6.6 million valuation on warrants held included $2.5 million held in equity securities of six publicly traded companies, which we intend to monetize upon expiration of the respective lock-up periods for those securities, compared to $1.0 million held in equity securities of three publicly traded companies as of December 31, 2013.
Noninterest Expense
Noninterest expense for the first quarter of 2014 increased $2.6 million, or 19.6% compared to the first quarter of 2013 and increased $0.5 million compared to the fourth quarter of 2013. These increases were primarily due to $2.2 million and $1.0 million, respectively, higher personnel expenses in the first quarter of 2014 driven by increases of 32 and nine full-time equivalent employees, respectively, and higher incentive compensation expense. The $1.0 million higher personnel expenses compared to the fourth quarter of 2013 were partially offset by a $0.4 million reduction in professional fees.
Loans and Credit Quality
Average loans grew $246.5 million, or 30.0%, to $1.1 billion and period-end loans increased $261.8 million, or 32.8%, compared to the first quarter of 2013. Average loans grew $16.3 million, or 1.5%, while period-end loans decreased $21.2 million compared to the fourth quarter of 2013 due to the year-end seasonal nature of capital call lines to venture firm clients. Period end loans to venture firms decreased $51.9 million, while total loans to venture-backed companies, including life sciences, technology and asset-based loans were up $22.9 million, or 2.6%, at March 31, 2014 compared to December 31, 2013. The amount of loan commitments that are utilized by venture firm clients tend to be volatile throughout the year and often increase at the end of the year when these clients may increase the amount drawn on their lines of credit for various business reasons. The increase in our asset-based loans was primarily due to our strategic focus on expanding this product line to better serve the needs of our expansion and late stage clients.
At March 31, 2014, nonperforming loans totaled $9.6 million, or 0.91%, of total loans compared to $14.5 million, or 1.34% of total loans for the fourth quarter of 2013 and $18.1 million, or 2.26%, of total loans for the first quarter of 2013. The allowance for loan losses to nonperforming loans at March 31, 2014 was 198.65%, compared to 127.05% at December 31, 2013, and 93.01% at March 31, 2013. Net loan charge-offs were $2.2 million, or 0.85%, of average loans (annualized) for the first quarter of 2014 compared to a net loan recovery of $0.2 million, or 0.09%, of average loans (annualized) for the first quarter of 2013.
Investments
Average investments grew $277.6 million, or 32.5%, compared to the first quarter of 2013 and grew $64.4 million, or 2.9%, compared to the fourth quarter of 2013. Our available-for-sale securities portfolio totaled $980.7 million at March 31, 2014, an increase of $56.4 million, or 6.1%, compared to $924.2 million at December 31, 2013. The increase was primarily due to purchases of new investment securities, consisting mostly of agency and non-agency mortgage backed securities and other asset-backed securities. Our held to maturity securities portfolio had an amortized cost of $169.5 million at March 31, 2014, an increase of $15.3 million, or 9.9%, compared to $154.3 million at December 31, 2013.
Deposits and Client Investment Funds
Average on-balance sheet deposits grew $535.7 million, or 33.2% to $2.2 billion, compared to the first quarter of 2013 and decreased $2.5 million, or 0.1%, compared to the fourth quarter of 2013. Our period-end deposits increased to $2.2 billion for the first quarter of 2014, from $1.8 billion for the first quarter of 2013, an increase of $425.0 million, or 24.0%, and from $2.1 billion for the fourth quarter of 2013, an increase of $91.5 million, or 4.3%. This increase was primarily due to growth of our client base and the strong funding and IPO market for venture-backed firms. In 2013, we introduced an interest-bearing demand deposit account, which also accounted for the deposit growth since the first quarter of 2013. While our noninterest-bearing deposits decreased $8.9 million, or 0.6%, during the first quarter of 2014, our interest-bearing deposits increased $100.3 million, or 13.8% during this same period. Despite the increase in interest-bearing deposits, interest expense on deposits was $0.1 million, $0.2 million, and $0.1 million as the average cost of deposits was 0.02%, 0.03% and 0.03% for the first quarter of 2014, the fourth quarter of 2013, and the first quarter of 2013, respectively, due to the continued low interest rate environment. Changes in our period-end deposits at year-end and for the first quarter are impacted by the timing of year-end activity of our customers, primarily venture firms.
Average off-balance sheet client investment funds grew $283.8 million, or 82.0% to $630.0 million, compared to the first quarter of 2013 and grew $64.9 million, or 11.5%, compared to the fourth quarter of 2013. Our period-end client investment funds increased to $643.5 million for the first quarter of 2014, from $322.2 million for the first quarter of 2013, an increase of 99.7%, and from $557.9 million for the fourth quarter of 2013, an increase of 15.3% as our clients took advantage of alternative cash investment vehicles offered by Square 1 Asset Management, our wholly-owned subsidiary formed in 2013. Square 1 Asset Management offers customized solutions to our clients that are tailored to meet the unique corporate cash management needs of entrepreneurial companies and venture firms.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (i) market and economic conditions (including interest rate environment, levels of public offerings, mergers and acquisitions and venture capital financing activities) and the associated impact on us; (ii) the sufficiency of our capital, including sources of capital (such as funds generated through retained earnings) and the extent to which capital may be used or required; (iii) our overall investment plans, strategies and activities, including our investment of excess cash/liquidity; (iv) operational, liquidity and credit risks associated with our business; (v) deterioration of our asset quality; (vi) our overall management of interest rate risk; (vii) our ability to execute our strategy and to achieve organic loan and deposit growth; (viii) increased competition in the financial services industry, nationally, regionally or locally, which may adversely affect pricing and terms; (ix) the adequacy of reserves (including allowance for loan and lease losses) and the appropriateness of our methodology for calculating such reserves; (x) volatility and direction of market interest rates; (xi) changes in the regulatory or legal environment; and (xii) other factors that are discussed in the section titled “Risk Factors,” in our registration statement on Form S-1/A, filed with the Securities and Exchange Commission and effective as of March 27, 2014.
The foregoing factors should not be construed as exhaustive. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend, or undertake any obligation to publicly update these forward-looking statements.
Earnings Conference Call
The Company will host a conference call at 10:00 a.m. EDT on Wednesday, April 30, 2014, to discuss the financial results for the quarter ended March 31, 2014. Individuals wishing to participate in the conference call may do so by dialing 877.359.9508 from the United States, or 224.357.2393 from outside the United States, and entering Conference ID 30888716. The call will also be available live via webcast on the Investor Relations page of the Company's website, www.square1financial.com. A replay of the call will be available on the Company's website for 12 months beginning on Wednesday, April 30, 2014.
Annual Shareholders Meeting
The Company will host its annual shareholders meeting on Tuesday, June 24, 2014, at 4:00 p.m. EDT at the Washington Duke Inn & Golf Club, 3001 Cameron Boulevard, Durham, NC 27705.
About Square 1 Financial
Square 1 Financial is a financial services company focused primarily on serving entrepreneurs and their investors. Square 1 Financial (Nasdaq: SQBK) is headquartered in Durham, North Carolina with twelve loan production offices located in key innovation hubs across the United States. Through Square 1 Bank, which was formed by experienced venture bankers, commercial bankers and entrepreneurs, we offer a full range of banking and financial products focused on the entrepreneurial community and their venture capital and private equity investors. Since inception, we have operated as a highly-focused venture bank and have provided a broad range of financial services to entrepreneurs, growing entrepreneurial companies and the venture capital and private equity communities. We provide banking services to our clients, including venture, commercial and international banking services, asset-based lending programs, and SBA and USDA commercial and real estate loan programs. We also provide investment advisory and asset management services to our clients through Square 1 Asset Management, a subsidiary of Square 1 Bank. More information can be found at www.square1financial.com.

SQUARE 1 FINANCIAL, INC.
Summary Financial Information

	At or For the
	Three Months Ended March 31,
(In thousands, except per share data)	March 31, 2014	December 31, 2013	March 31, 2013
Performance Ratios:
Return on average assets	1.33%	1.15%	0.73%
Return on average common equity	16.34	14.95	7.66
Net interest margin(1)	4.12	3.96	3.95
Efficiency ratio(2)	50.61	49.56	59.92

Per Share Data:
Net income (loss) per basic common share	$0.33	$0.29	$0.14
Net income (loss) per diluted common share	$0.31	$0.29	$0.14
Book value per common share	$9.29	$7.80	$7.48
Tangible book value per common share	$9.26	$7.77	$7.48

Capital Ratios (consolidated):
Tier 1 leverage capital	10.90%	8.34%	9.75%
Tier 1 risk-based capital	15.79	12.08	15.16
Total risk-based capital	16.96	13.24	16.42
Total shareholders’ equity to assets	10.45	8.13	9.16
Tangible common equity to tangible assets(3)	10.23	7.89	8.91

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.80%	1.70%	2.10%
Allowance for loan losses as a percent of nonperforming loans	198.65	127.05	93.01
Net charge-offs (recoveries) to average outstanding loans (annualized)	0.85	1.38	(0.09)
Nonperforming loans as a percent of total loans	0.91	1.34	2.26
Nonperforming assets as a percent of total assets	0.39	0.63	0.92

Other Ratios and Statistics:
Average loans, net of unearned income, to average deposits	49.7%	48.9%	50.9%
Period-end full-time equivalent employees	239	230	207
Average outstanding shares—basic	23,726	23,544	23,492
Average outstanding shares—diluted	25,740	23,972	23,781
Period-end outstanding shares—basic	27,234	23,612	23,496
Period-end outstanding shares—diluted	29,082	24,056	23,807

Financial Condition Data:
Average total assets	$2,374,169	$2,380,750	$1,838,732
Average cash and cash equivalents	119,430	205,462	115,535
Average investment securities - available-for-sale	967,161	928,981	787,291
Average investment securities - held-to-maturity	164,844	138,641	67,146
Average loans, net of unearned income	1,068,814	1,052,507	822,291
Average on-balance sheet deposits	2,150,508	2,153,002	1,614,857
Average total client investment funds	630,042	565,106	346,203
Average total shareholders' equity	198,171	187,518	179,286

(1)	Represents net interest income as a percent of average interest-earning assets.

(2)
Represents noninterest expense divided by the sum of net interest income and other income, excluding gains or losses on the impairment and sale of securities. Efficiency ratio, as calculated, is a non-GAAP financial measure. See “Non-GAAP Financial Measures.”

(3)
Tangible common equity to tangible assets is a non-GAAP financial measure. Tangible common equity is computed as total shareholders’ equity, excluding preferred stock, less intangible assets. Tangible assets are calculated as total assets less intangible assets. We believe that the most directly comparable GAAP financial measure is total shareholders’ equity to assets. See “Non-GAAP Financial Measures.”

SQUARE 1 FINANCIAL, INC.
Interim Consolidated Balance Sheets

(In thousands, except share and per share data)	March 31, 2014	December 31, 2013	March 31, 2013
Assets	(Unaudited)	(Audited)	(Unaudited)
Cash and cash equivalents	$197,894	$105,730	$241,848
Investment in time deposits	1,250	1,250	1,250
Investment securities—available for sale, at fair value	980,669	924,229	819,391
Investment securities—held to maturity, at amortized cost	169,521	154,255	68,073
Loans, net of unearned income of $4.6 million and $4.5 million	1,061,287	1,082,536	799,460
Less allowance for loan losses	(19,094)	(18,379)	(16,793)
Net loans	1,042,193	1,064,157	782,667
Premises and equipment, net	3,185	3,061	2,903
Deferred income tax assets, net	12,110	15,620	8,872
Bank owned life insurance	34,631	31,706	20,852
Intangible assets	1,996	2,065	1,012
Other receivables	2,856	2,592	5,919
Warrant valuation	6,596	5,105	4,606
Prepaid expenses	1,311	1,309	3,284
Accrued interest receivable and other assets	12,930	15,348	13,688
Total assets	$2,467,142	$2,326,427	$1,974,365
Liabilities and Shareholders’ Equity
Deposits:
Demand, noninterest-bearing	$1,371,149	$1,380,024	$1,135,613
Demand, interest-bearing	130,660	103,638	36,438
Money market deposit accounts	666,485	596,247	582,887
Time deposits	29,905	26,818	18,250
Total deposits	2,198,199	2,106,727	1,773,188
Repurchase agreements	—	12,737	—
Borrowings	3,186	6,207	6,205
Accrued interest payable and other liabilities	7,877	11,607	14,165
Total liabilities	$2,209,262	$2,137,278	$1,793,558
Commitments and contingencies (Notes 12, 13 and 16)
Shareholders’ equity:
Convertible preferred stock, $.01 par value; 10,000,000 shares authorized, 5,000 shares issued and outstanding, respectively	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized, 27,234,386 shares, 23,611,746 shares and 23,496,263 shares issued and outstanding, respectively	272	236	235
Additional paid in capital	239,306	183,716	182,486
Accumulated other comprehensive income (loss)	1,223	(4,096)	7,632
Retained earnings (deficit)	17,079	9,293	(9,546)
Total shareholders’ equity	257,880	189,149	180,807
Total liabilities and shareholders’ equity	$2,467,142	$2,326,427	$1,974,365

SQUARE 1 FINANCIAL, INC.
Interim Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income:
Loans including fees on loans	$16,403	$16,655	$12,761
Investment securities	6,333	5,805	4,215
Federal funds and other short-term investments	64	128	53
Total interest income	22,800	22,588	17,029
Interest expense:
Deposits	130	180	120
Borrowings and repurchase agreements	163	167	183
Total interest expense	293	347	303
Net interest income	22,507	22,241	16,726
Provision for loan losses	2,964	3,960	2,760
Net interest income after provision for loan losses	19,543	18,281	13,966
Noninterest income:
Service charges and fees	1,704	1,728	1,529
Foreign exchange fees	1,641	1,229	1,227
Loan documentation fees	137	96	80
Investment impairment	(43)	(195)	(302)
Net gain on securities	9	—	—
Letter of credit fees	515	463	204
Warrant income (loss)	2,195	488	(227)
Gain on sale of loans	253	367	602
Bank owned life insurance	290	301	219
Other	438	2,492	705
Total noninterest income	7,139	6,969	4,037
Noninterest expense:
Personnel	10,634	9,632	8,469
Occupancy	740	695	661
Data processing	822	868	689
Furniture and equipment	702	686	642
Advertising and promotions	275	364	262
Professional fees	601	952	654
Telecommunications	260	306	293
Travel	166	337	199
FDIC assessment	405	345	313
Other	978	930	846
Total noninterest expense	15,583	15,115	13,028
Income before income tax expense/benefit	11,099	10,135	4,975
Income tax expense	3,251	3,193	1,620
Net income	7,848	6,942	3,355
Dividends on preferred stock	62	62	63
Net income available to common shareholders	$7,786	$6,880	$3,292
Earnings per share—basic	$0.33	$0.29	$0.14
Earnings per share—diluted	$0.31	$0.29	$0.14

SQUARE 1 FINANCIAL, INC.
Net Interest Margin Analysis

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Federal Reserve deposits, federal funds sold and other short-term investments	$107,689	$64	0.24%	$196,116	$128	0.26%	$93,002	$53	0.23%
Loans, net of unearned income	1,068,814	16,403	6.22%	1,052,507	16,655	6.28%	822,291	12,763	6.29%
Nontaxable securities	228,094	2,724	4.84%	224,344	2,651	4.69%	148,059	1,602	4.39%
Taxable securities	903,911	4,560	2.05%	843,273	4,082	1.92%	706,377	3,173	1.82%
Total interest-earning assets	2,308,508	23,751	4.17%	2,316,240	23,516	4.03%	1,769,729	17,591	4.03%
Less: Allowance for loan losses	(19,471)			(18,702)			(14,843)
Noninterest-earning assets	85,132			83,212			83,846
Total assets	$2,374,169			$2,380,750			$1,838,732
Interest-bearing liabilities:
Demand deposits	$116,647	24	0.08%	$99,853	36	0.14%	$16,322	6	0.15%
Money market	616,834	92	0.06%	713,684	128	0.07%	498,604	102	0.08%
Time deposits	26,121	14	0.22%	27,378	16	0.23%	42,790	12	0.11%
Total interest-bearing deposits	759,602	130	0.07%	840,915	180	0.08%	557,716	120	0.09%
FHLB advances	2,000	2	0.41%	3,101	7	0.88%	24,444	24	0.41%
Other borrowings	6,092	1	—%	19,813	5	—%	2	—	—%
Junior subordinated debt	6,173	160	10.46%	6,210	154	9.89%	6,205	160	10.39%
Total interest-bearing liabilities	773,867	293	0.15%	870,039	346	0.16%	588,367	304	0.21%
Noninterest-bearing deposits	1,390,906			1,312,085			1,057,140
Other noninterest-bearing liabilities	11,225			11,108			13,939
Total liabilities	2,175,998			2,193,232			1,659,446
Total shareholders’ equity	198,171			187,518			179,286
Total liabilities and shareholders’ equity	$2,374,169			$2,380,750			$1,838,732
Net interest income		$23,458			$23,170			$17,287
Interest rate spread			4.02%			3.87%			3.82%
Net interest margin			4.12%			3.96%			3.95%
Ratio of average interest-earning assets to average interest-bearing liabilities			298.31%			266.22%			300.79%

SQUARE 1 FINANCIAL, INC.
Loans and Unfunded Commitments

	March 31, 2014		December 31, 2013		March 31, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial loans:
Technology	$480,877	45.13%	$483,337	44.47%	$383,715	47.76%
Life sciences	211,617	19.85	209,069	19.23	182,419	22.71
Asset-based loans	209,532	19.66	186,702	17.17	85,867	10.69
Venture capital/private equity	91,595	8.59	143,468	13.20	99,059	12.33
SBA and USDA	24,864	2.33	23,719	2.18	9,966	1.24
Other	4,624	0.43	1,424	0.13	12,891	1.60
Total commercial loans	1,023,109	95.99	1,047,719	96.38	773,917	96.33
Real estate loans:
SBA and USDA	29,558	2.77	27,504	2.53	21,763	2.71
Total real estate loans	29,558	2.77	27,504	2.53	21,763	2.71
Construction:
SBA and USDA	286	0.03	287	0.03	—	—
Total construction loans	286	0.03	287	0.03	—	—
Credit cards	12,916	1.21	11,575	1.06	7,715	0.96
Total loans	1,065,869	100.00%	1,087,085	100.00%	803,395	100.00%
Less unearned income(1)	(4,582)		(4,549)		(3,935)
Total loans, net of unearned income	$1,061,287	100.00%	$1,082,536	100.00%	$799,460	100.00%

Total unfunded loan commitments	$1,036,497		$977,262		$821,265

(1)	Unearned income consists of unearned loan fees, the discount on SBA loans and the unearned initial warrant value.

SQUARE 1 FINANCIAL, INC.
Client Investment Funds
We offer our clients alternative cash investment vehicles such as sweep accounts and investment in the Certificates of Deposit Account Registry Service (“CDARS”), the latter of which allows us to place client deposits in one or more insured depository institutions.

	March 31, 2014	December 31, 2013	March 31, 2013
Period-end:	(Dollars in thousands)
Client investment assets under management	$173,927	$108,105	$—
Sweep money market funds	303,135	271,823	159,690
CDARS	166,452	177,955	162,514
Total period-end client investment funds	$643,514	$557,883	$322,204

SQUARE 1 FINANCIAL, INC.
Credit Quality

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(Dollars in thousands)
Allowance at beginning of period	$18,379	$18,093	$13,843
Provision for loan losses	2,964	3,960	2,760
Charge-offs:
Commercial loans:
Technology	1,834	3,411	—
Life sciences	—	—	—
SBA and USDA	518	269	—
Total commercial loans	2,352	3,680	—
Credit cards	—	—	—
Total charge offs	2,352	3,680	—
Recoveries:
Commercial loans:
Technology	(103)	(6)	(40)
Life sciences	—	—	—
SBA and USDA	—	—	(150)
Total commercial loans	(103)	(6)	(190)
Credit cards	—	—	—
Total recoveries	(103)	(6)	(190)
Net charge offs	2,249	3,674	(190)
Allowance at end of period	$19,094	$18,379	$16,793

Total nonaccrual loans	$9,612	$14,466	$18,056

Credit Quality Ratios:
Allowance for loan losses as a percent of total loans	1.80%	1.70%	2.10%
Allowance for loan losses as a percent of nonperforming loans	198.65	127.05	93.01
Net charge-offs (recoveries) to average outstanding loans (annualized)	0.85	1.38	(0.09)
Nonperforming loans as a percent of total loans	0.91	1.34	2.26
Nonperforming assets as a percent of total assets	0.39	0.63	0.92

SQUARE 1 FINANCIAL, INC.
Non-GAAP Financial Measures
The information set forth in this release contains certain financial information determined by methods other than in accordance with GAAP. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. These non-GAAP financial measures for us are “efficiency ratio,” “tangible common equity to tangible assets” and “net operating income.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies. The non-GAAP financial measures should be viewed as a supplement to, and not a substitute for, financial measures presented in accordance with GAAP.
The information provided below reconciles each non-GAAP measure to its most comparable GAAP measure.

(Dollars in thousands)	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
Efficiency Ratio
Noninterest expense (GAAP)	$15,583	$15,115	$13,028
Net interest taxable equivalent income	23,458	23,170	17,287
Noninterest taxable equivalent income (loss)	7,297	7,131	4,155
Less loss on sale of securities and impairment	(34)	(195)	(302)
Adjusted operating revenue	$30,789	$30,496	$21,744
Efficiency ratio	50.61%	49.56%	59.92%
Tangible Common Equity/Tangible Assets
Total equity	$257,880	$189,149	$180,807
Less: preferred stock	4,950	4,950	4,950
Intangible assets(1)	698	800	—
Tangible common equity	$252,232	$183,399	$175,857
Total assets	$2,467,142	$2,326,427	$1,974,365
Less: intangible assets(1)	698	800	—
Tangible assets	$2,466,444	$2,325,627	$1,974,365
Tangible common equity/tangible assets	10.23%	7.89%	8.91%
Net Operating Income
GAAP income before taxes	$11,099	$10,135	$4,975
Less: loss on sale of securities and impairment	(34)	(195)	(302)
Add: tax equivalent adjustment	1,108	1,090	678
Non-GAAP net operating income before taxes	$12,241	$11,420	$5,955
Net Interest Income
GAAP net interest income	$22,507	$22,241	$16,726
Add: tax equivalent adjustment	951	929	561
Non-GAAP net interest income (fully tax equivalent basis)	$23,458	$23,170	$17,287
(1) Does not include a loan servicing asset of $1.3 million, $1.3 million, and $1.0 million at March 31, 2014, December 31, 2013, and March 31, 2013, respectively.